Exhibit (e)(2)


                               AMENDED SCHEDULE A


         This Amended Schedule A, dated October 25, 2001, replaces Schedule A to the Distribution Agreement dated October 26, 2001 between Whitehall Funds Trust and PFPC Distributors, Inc.

                                  NAME OF FUNDS
                                  -------------
                              Whitehall Growth Fund
                        Whitehall Growth and Income Fund
                          Whitehall Enhanced Index Fund
                            Whitehall High Yield Fund
                              Whitehall Income Fund



WHITEHALL FUNDS TRUST


By:      /S/ JOSEPH E. BRESLIN
         ---------------------------
         Name:    Joseph E. Breslin
         Title:   President


PFPC DISTRIBUTORS, INC.


By:      /S/ LISA MARIE COLON
         ---------------------------
         Name:    Lisa Marie Colon
         Title:   Vice President